EXHIBIT 10.1

March 2, 2012

Mr. Michael B. Leader, Managing Partner
LG Partners, LLC

RE:           Letter of Intent

Dear Mr. Leader:

This letter of intent (“LOI”) is entered into by and between Save the World Air, Inc. (“STWA”) and LG Partners, LLC (“LGP”). STWA and LGP are sometimes referred to herein as the “Parties” and individually as a “Party.” The Parties enter into this LOI for the purpose of setting forth their mutual expressions of interest regarding their intent to proceed with the consideration and evaluation of transactions by which STWA would sub-license or otherwise sell or grant to LGP certain rights or products, which are based on STWA’s proprietary technology, known as Applied Oil Technology (the “AOT Technology”).  This LOI supersedes and replaces in its entirety that certain “Pro Forma Agreement,” between the Parties, dated February 29, 2012.

1. Intellectual Property/Confidentiality.  The Parties acknowledge and agree that STWA is the holder and owner of worldwide exclusive licenses and rights for the AOT Technology. Nothing contained in this LOI shall be deemed to transfer or assign any right, title or interest in or to the AOT Technology to LGP, it being expressly understood between the Parties that all right, title and interest in and to the AOT Technology is and shall remain at all times the exclusive intellectual property of STWA.

LGP hereby acknowledges that, during and solely as a result of this LOI, it will have access to confidential information of STWA.  LGP hereby agrees as follows:

(i) Confidential Information.  “Confidential Information” shall mean any information, tangible or intangible, relating to the business of STWA and its affiliated companies, and their products, finances, budgets, methods, policies, procedures, business, plans, computer or other data, techniques, research or development projects or results, customers or clients, employees, trade secrets, or other knowledge or processes of or developed by STWA and its affiliated companies, and any other confidential information relating to or dealing with the businesses of STWA and its affiliated companies, made known to LGP, or learned or acquired by LGP during the term of this LOI, but Confidential Information shall not include information lawfully known generally by or readily accessible to the trade or the general public.

(ii) Use.  During the Term hereof, LGP shall use and disclose Confidential Information only for the benefit of STWA and only as necessary to carry out LGP’s obligation under this LOI.  After the Term hereof, LGP shall not directly or indirectly, disclose to any person or entity, or use for the direct or indirect benefit of himself or any person or entity, any Confidential Information, without the express written permission of STWA.  At no time shall LGP, directly or indirectly, remove or cause to be removed from the premises of STWA any Confidential Information (including copies, extracts and summaries thereof) except in furtherance of LGP’s performance hereunder.

Mr. Michael Leader, Managing Partner
March 2, 2012

(iii) Proprietary Interests.  LGP acknowledges and agrees that all Confidential Information, whether developed by it or others, is and will remain the sole and exclusive property of STWA.  LGP further recognizes and agrees that all work performed or work product developed by it in the course of its relationship with the STWA is and shall remain the sole and exclusive property of STWA.  LGP hereby assigns to STWA any rights LGP may have or acquire in such Confidential Information and agrees to sign any additional document(s) that STWA may determine is/are necessary to effectuate such assignment.

(iv) Return of Confidential Information.  Upon the termination of this LOI for any reason, or at the request of STWA, LGP will promptly deliver to STWA all records, files, memoranda, documents, lists and other information containing any Confidential Information, including all copies or summaries thereof, in LGP’s possession or control, whether prepared by LGP or others.  Should LGP discover such items in its possession after its separation with STWA, it agrees to return them promptly to STWA without retaining copies.

2. Expressions of Interest.  It is the desire of LGP to acquire certain rights to STWA’s AOT Technology for the purpose of commercially exploiting the AOT Technology, as such technology relates to the delivery and transportation of crude oil through pipelines, in connection with LGP’s (as represented by LGP) design, development and construction of a non-domestic 900 mile oil pipeline (the “LGP Project”), also known as CECOEH.  The LGP Project is subject to the satisfaction of several material conditions including, without limitation, approvals and permits of the countries in which the pipeline will be constructed and operated, and financing of approximately $2.5 billion.  The Parties agree, in the foregoing regard, to enter into good faith negotiations providing for a mutually acceptable structure relating to the purchase and commercial exploitation of the AOT Technology by LGP in connection with the LGP Project, including, without limitation, terms and conditions requiring the purchase, delivery and installation of STWA’s AOT Technology at LGP’s expense, and thereafter on-going royalties and/or compensation payable to STWA based on cost savings relating to the use and exploitation of the AOT Technology in connection with the LGP Project.

3. Term.  This LOI shall be effective when signed by both Parties and shall remain in effect until the earlier of (a) the date upon which it is expressly superseded by substantive definitive transaction agreements, if any, signed and delivered by both Parties, or (b) June 30, 2012.

4. Non-Binding Effect.  This LOI is intended to set forth the Parties’ general intent to evaluate, discuss and negotiate in good faith a transaction for the commercial application of STWA’s AOT Technology as it relates to the delivery and transportation of crude oil in connection with the LGP Project. This LOI does not create a contract which binds either Party to a commitment to complete any particular transaction, and no Party shall have liability to the other for failure to complete any transaction contemplated by this LOI. Further, both Parties acknowledge and agree that any transaction which is jointly pursued by them is expressly conditioned upon the structuring, drafting, execution and delivery of mutually acceptable substantive definitive transaction agreements. Notwithstanding the generality of and subject to the provisions of this section 4, the provisions of this LOI as applicable shall be binding on the Parties and shall survive the termination or expiration of this LOI.

Mr. Michael Leader, Managing Partner
March 2, 2012

5. Governing Law.  This LOI shall be construed in accordance with the internal laws of the State of California.  All controversies, claims or disputes arising out of, in connection with, or relating to this LOI shall be finally settled by arbitration.  The arbitration shall be held in Los Angeles County, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be conducted before one arbitrator who shall have prior experience in arbitrating commercial disputes.  The arbitrator shall be selected by mutual consent of the Parties.  If the Parties are unable to agree on the selection of the arbitrator within thirty (30) days, the American Arbitration Association shall select the arbitrator.  In the event of a dispute arising under this LOI, the prevailing Party shall be entitled to collect attorneys’ fees and costs in addition to any other remedy, including, without limitation, injunctive relief, awarded by the arbitrator.

6. Assignment.  This LOI is entered into for the benefit of the Parties, their successors and assigns.  Neither Party may assign its rights hereunder without the prior written consent of the other Party.

7. Modification.  This LOI shall not be amended, modified, released, discharged, abandoned or otherwise terminated prior to expiration, in whole or in part, except by written agreement signed by the Parties hereto.

8. Severability.  In the event that any provision, or any portion thereof, of this LOI is determined by competent judicial, legislative, administrative or arbitrator authority to be prohibited by law, then such provision or part thereof shall be ineffective only to the extent of such prohibition, without invalidating the remaining provisions of the LOI.

9. Exclusivity.  Neither Party shall, within the Term of this LOI and without express written consent of the other Party, enter into a similar LOI or agreement with any other third party with regard to the use and application of STWA’s AOT Technology in connection with the LGP Project.

10. Notices.  Notices under this LOI by either party shall be in writing and will be sufficiently made or given if sent by certified or registered mail, return receipt requested, courier or by facsimile, and shall be deemed given upon delivery by courier, five (5) days after deposit in the mail, or upon receipt of facsimile transmission.  Notices shall be sent to the signatory of this LOI or an authorized officer at the address set forth in the signature blocks of this LOI or at such other addresses either Party may specify in writing.

11. Entire Agreement.  This LOI contains the full and complete understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, representations and understandings, whether oral or written.

12. Costs and Expenses.  The Parties confirm that each Party will be solely responsible for the costs and expenses incurred by it in connection with documentation and execution of this LOI and the transactions contemplated herein.

Mr. Michael Leader, Managing Partner
March 2, 2012

13. Termination.  Upon termination of this LOI, LGP shall immediately return to STWA all documents, materials, information or writings of any kind relating to the AOT Technology, and LGP shall have no right, title or interest in or to such technology or right to utilize such technology for any purpose, it being expressly agreed and understood between the Parties that all right, title and interest in and to the AOT Technology shall at all times remain with STWA.

14. Authority.  As the case may be, each of the undersigned has been duly authorized and empowered by LGP and the Company to execute this Agreement, and the signatures of each of the undersigned is binding upon the entity for which the undersigned has executed this Agreement.

15. Counterparts.  This LOI may be executed in two (2) counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The Parties hereto may execute this LOI by facsimile delivery of manually signed copies or by the electronic delivery of copies bearing an electronic facsimile signature.

Very truly yours,

SAVE THE WORLD AIR, INC.

Dated: March 2, 2012	By:	/s/ Cecil Bond Kyte
Cecil Bond Kyte, its CEO
	Address:	735 State Street, Suite 500
Santa Barbara, CA 93101

We hereby approve and agree to all the terms and conditions set forth above.

LG PARTNERS, LLC

Dated: March 2, 2012	By:	/s/ Michael B. Leader
Michael B. Leader, Managing Partner
	Address:	213 Briar Vista Way
Atlanta, GA 30329